Exhibit 16.1

February 26, 2020

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

Commissioners:

We have read the statements made by GL Brands, Inc. relating to the event described under Item 4.01 of its Form 8-K dated February 26, 2020 and we agree with such statements as they pertain to our firm.

Respectfully,

Sadler, Gibb & Associates, LLC

Salt Lake City, UT